                                                                   EXHIBIT 10.14


                 SOFTWARE DEVELOPMENT AND OEM LICENSE AGREEMENT


     This SOFTWARE DEVELOPMENT AND OEM LICENSE AGREEMENT (this "Agreement") is entered into on this 30th day of December, 1998 (the "Effective Date") by and between Baan Development B.V., a Dutch corporation, with a principal place of business at Baron van Nagellstraat 89, P.O. Box 143, 3770 AC Barneveld, The Netherlands and its Affiliates, as defined below, (collectively "Baan"), and BackWeb Technologies Ltd., an Israeli corporation, whose address is P.O. Box 3581, Ramat-Gan 52136 Israel ("Vendor"). Each Party shall be deemed to include its Affiliates and each reference to a Party in this Agreement shall include its Affiliates.

                                    RECITALS

     WHEREAS, Baan develops and markets proprietary enterprise software applications; and

     WHEREAS, Vendor designs, develops and markets proprietary software applications and is willing to develop for and license to Baan certain software for use on a "private label" basis; and

     WHEREAS, the Parties desire to set forth the terms and conditions under which such development and licensing shall take place.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

                                   AGREEMENT

                                  DEFINITIONS

     As used throughout this Agreement, the following terms shall have the meanings set forth below unless otherwise indicated:

1.1 "Affiliate" of a named Party means a corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party. As used in this definition, "control" (and its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of more than fifty percent (50%) of the voting shares of such entity or the power to direct or cause the direction of management or policies (whether through beneficial ownership of securities or other ownership interests, by contract or otherwise).

1.2 "Agreement" means the terms and conditions contained herein, in all attached Exhibits, Statements of Work and any other documents made a part of this Agreement or incorporated by reference, including any written amendments hereto signed by the Parties.

1.3 "Baan Software" means Baan's enterprise software application product offerings, as may be modified by Baan from time to time.

1.4 "Baan Technology" shall mean Technology owned by or licensed to Baan and provided to Vendor hereunder, but in any event excluding Vendor Technology.

1.5 "Bankruptcy Event" means any of the following events or circumstances with respect to a Party: (i) such Party ceases conducting its business in the normal course; (ii) becomes insolvent or becomes unable to meet its obligations as they become due; (iii) makes a general assignment for the benefit of its creditors; (iv) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or
(v) avails itself or becomes subject to any proceeding under the U.S.
Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of commencement thereof.

1.6 "Change of Control" means with respect to a Party: (A) the direct or indirect acquisition of either (i) the majority of the voting stock of such party or (ii) all or substantially all of the assets of such Party, by another entity in a single transaction or series of related transactions; or (B) such Party is merged with, or into, another entity.

1.7 "Confidential Information" means information, including without limitation Technology, that is transmitted or otherwise provided by or on behalf of either Party to the other Party in connection with this Agreement and the activities hereunder, and that should reasonably have been understood by the receiving Party because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party, an Affiliate of the disclosing Party or to a third party. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means.

1.8 "Deliverable" means any tangible or intangible material, work or thing delivered by one Party to the other Party hereunder pursuant to this Agreement or a Statement of Work, including the physical media on which any Source Code or Object Code is stored and any associated Documentation.

1.9 "Derivative Work" has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq.

1.10 "Development Schedule" means the schedule for the completion of identified Deliverables as set forth in this Agreement or a Statement of Work.

11.1 "Documentation" means all or any portion of the materials, in written or other tangible form (including on magnetic media), generated by Vendor in the performance of development hereunder or generally made available by Vendor for use in connection with the Vendor Software, including without limitation any Software summaries, Software design, architectures, program logic, flow charts, program listings, functional or technical specifications, logical models, user guides, operator guides, installation and operation guides and any other supporting or programming materials. Documentation shall not include Source Code for the Vendor Software.

1.12 "Enhancement" means any improvement, upgrade, new version of, enhancement to, fix, extension which is compatible or interoperable with, or any Derivative Work of, any Technology, including any Software generally made available by Vendor to its supported customers.

1.13 "Vendor Personnel" means Vendor employees, agents, and subcontractors and the employees and agents of any such subcontractors, directly or indirectly supplied or otherwise utilized hereunder by Vendor to perform work for Baan.

1.14 "Vendor Software" means the Vendor client and server software product known as "BackWeb Sales Accelerator," which includes the BackWeb Foundation and Strategic Publishing Manager, Automatic Marketing Encyclopedia, BackWeb Active X Controls and Marketing Intelligence Module, plus Enhancements and Interfaces developed by or on behalf of Vendor to be bundled and marketed in connection with Baan Software or on a stand alone basis, and marketed under the Baan name, as well as all Enhancements thereto.

1.15 "Vendor Technology" shall mean Technology owned by or licensed to Vendor and provided to Baan hereunder, but in any event excluding Baan Technology.

1.16 "Interface" means Software to be developed hereunder that will provide for the joint and proper functioning of Baan Software and the Vendor Software, as further described in Exhibit A.

1.17 "Intellectual Property Rights" means all rights of a Person in, to, or arising out of: (i) any U.S., international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and
(iv) any other proprietary rights in Technology anywhere in the world.

1.18 "Object Code" means Software in binary, executable form.

1.19 "Party" in its singular or plural form, refers to either Baan or Vendor or both, as dictated by the use.

1.20 "Person" means any legal person or entity, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated association, limited liability corporation, governmental entity, or other person or entity of similar nature.

1.21 "Software" means any and all computer object code software code including associated data files, data (including image and sound data), design tools, user interfaces, templates, menus, buttons and icons, together with all related Documentation.

1.22 "Specification" means the specifications as set forth in this Agreement or a Statement of Work for Deliverables and any amendments or changes to such specifications in accordance with this Agreement.

1.23 "Statement of Work" means a written document that is mutually agreed upon by the Parties setting forth the requirements for the development of Enhancements to the Vendor Software. Each Statement of Work shall be designated by a number (e.g. SOW-1) and, once agreed upon and executed by the Parties, a Statement of Work shall be deemed incorporated into this Agreement.

1.24 "Term" shall have the meaning set forth in Section 9.1.

1.25 "Technology" means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software and associated Documentation, files, data-bases, works of authorship, processes, devices and hardware.

1.26 "User" means a single computer running a copy of the Vendor Software or a Vendor-licensed source, with an address registered to a single server.

                            DEVELOPMENT OBLIGATIONS

2.1  Development.

     2.1.1 Development of Interfaces. The Parties shall develop the Interface as mutually agreed and in accordance with Exhibit A. The first phase of development of the Interfaces is described in Exhibit A. Except as expressly provided in this Agreement, each party shall perform all such development work at its own expense. Baan shall pay for Vendor's Interface development services against Vendor's monthly invoice on net thirty (30) day terms at the rate of $[*] US/hour for Vendor's professional services and all reasonable Vendor travel expenses incurred in connection with the Interface development and specifically authorized in advance by Baan.

     2.1.2 Ownership of Intellectual Property Rights in the Interfaces. Unless otherwise agreed to in a Statement of Work, the parties hereby agree that the following shall govern the ownership of Intellectual Property Rights in the
Interfaces:


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (a) To the extent that the Interfaces include any Baan Technology, Baan shall retain ownership of all Intellectual Property Rights contained in such Baan Technology.

          (b) To the extent that the Interfaces include any Vendor Technology, Vendor shall retain ownership of all Intellectual Property Rights contained in such Vendor Technology.

          (c) Unless otherwise agreed to in a Statement of Work, ownership of the Interface shall be as follows: (i) if the Interface is a Derivative Work of Vendor Technology, vendor shall own the Intellectual Property Rights in the Interface; (ii) if the Interface is a Derivative Work of Baan Technology, Baan shall own the Intellectual Property Rights in the Interface.

In the event Baan determines in its own judgment that personnel of Vendor performing development of the Interfaces are not performing in a satisfactory manner, Baan will notify Vendor within three (3) weeks of the commencement of services by any such individual. Vendor shall replace the personnel so identified by Baan at no charge and not charge Baan for those services deemed non-performing up to a maximum of three (3) weeks of work performed per engineer.

     2.1.3 Enhancements to Vendor Software. Vendor shall provide Baan with all Enhancements to the Vendor Software that it makes generally available to Vendor's supported customers under its support and maintenance agreement in exchange for the support fees set forth in Exhibit B. In addition, during the Term, Baan may request that Vendor develop reasonable Enhancements to the Vendor Software. Vendor shall within thirty (30) days of such request indicate whether it is willing to perform such development. In the event that Vendor agrees to perform such development, the terms and conditions of such development shall be set forth in a Statement of Work executed by the Parties. Such Statement of Work shall include, without limitation, a Development Schedule and Specifications. In the event that Vendor does not agree to perform Enhancements to the Vendor Software requested by Baan within such thirty (30) day period, Baan shall have, and Vendor hereby irrevocably grants to Baan, the right to develop or have developed such Enhancements. Notwithstanding anything to the contrary herein, the Parties agree that Vendor shall have no obligation to provide any maintenance and support services under Section 3.7 hereof for any Enhancements to Vendor Software not provided by Vendor.

     2.1.4 Steering Committee. The Parties shall appoint a Steering Committee ("Steering Committee") consisting of at least two (2) employees each which shall meet either in person or by conference call on an as needed basis to discuss development activities, pricing conditions and other matters relating to the parties obligations under this Agreement. Initially, the Parties anticipate meeting on a quarterly basis but such schedule may be adjusted as the needs are addressed. The Parties hereby each appoint the following two individuals as their respective initial members of the Steering
Committee:

     For Vendor: Roni Or and Gilad Japhet

     For Baan: John Roberts and Jeff Galea

     2.2 Changes to Specifications. Baan may, by written change order, request any reasonable changes to, including, but not limited to, additions to or deletions from Specifications. If any such change results in a material reduction or increase in the time of performance an appropriate adjustment to the applicable Development Schedule shall be negotiated by the Parties and the Joint Development and Release Plan A or the applicable Statement of Work shall be modified in writing accordingly.

     2.3 Subcontracting. Vendor may subcontract the performance of any portion of the development to be performed under this Agreement to any third party upon prior written notice to Baan. Vendor shall provide Baan with the names of any third parties to whom Vendor subcontracts the performance of any portion of the development under this Agreement along with proof of receipt of written assurances regarding protection of Intellectual Property Rights and confidentiality by such third party contractors. Notwithstanding any such subcontracting, unless otherwise agreed by the Parties in writing, Vendor shall in any event and at all times remain liable for performance of this Agreement.

     2.4 Acceptance Procedure. Vendor will notify Baan when it believes it has completed a Deliverable and will, together with such notification, provide Baan with such Deliverable in support of its proposed completion. Baan will evaluate the Deliverable submitted by Vendor as evidence of completion of the same. Baan agrees that when it has made a finding as to whether Vendor has completed a Deliverable in accordance with the applicable Specifications, it will promptly provide a written acceptance or rejection (an "Evaluation") of the Deliverable to Vendor. Baan shall be deemed to have accepted any Deliverable for which Baan fails to provide Vendor an Evaluation within sixty (60) days following Baan's receipt thereof. Any notice of rejection shall set forth in reasonable detail the basis for Baan's rejection. Upon receipt of a written notice of rejection, Vendor shall promptly correct the identified deviations from the Specifications, and each such item shall again be subject to the foregoing acceptance procedure.

Baan expressly acknowledges that the provisions of this Section are hereby waived for the items described in Exhibit A.

     2.5 Default in Development. In the event Vendor fails to deliver Deliverables in accordance with applicable Specifications as required under
Section 2.1 within the time provided in the Development Schedule, or shall have failed to correct a material deviation from the Specifications within thirty
(30) days after Baan's initial notice thereof under Section 2.4 (or sixty (60) days if the deviation is non-material), or within such extended period for performance as may have become applicable pursuant to clause (a) below, then Baan, at its sole option, and without prejudice to such other legal rights as it may have hereunder or otherwise, may:

          (a)  extend the time for Vendor' performance; or

          (b) terminate the applicable Statement of Work and undertake completion of the deficient item itself or with the services of any third party (subject to adequate protection of Vendor's Intellectual Property Rights), with the right to use in connection therewith any Deliverables previously delivered or due to Baan pursuant to this Agreement.

     2.6 No Limitation of Other Rights. Acceptance by Baan of any Deliverable pursuant to this Section 2 shall not limit in any manner Baan's rights pursuant to any other provision of this Agreement, including without limitation any warranty granted hereunder.

     2.7  Delivery of the Vendor Software.

          2.7.1 Object Code Version. Vendor shall deliver to Baan the Vendor Software in Object Code format on media acceptable to the Parties within ten
(10) days of the Effective Date. Vendor shall deliver to Baan any Enhancements to the Vendor Software created by Vendor, other than pursuant to Section 2.1.2, above no later than the date upon which Vendor makes the same generally available to its supported customers.

          2.7.2 Customizations. In addition, the license grant in Section 4.4.2 shall include a license to Vendor's customization tools in order for Baan, either through itself, its Affiliates or its Authorized Customized Provider program, to perform customization services for end users of Vendor Software.

     2.8 Translations. Vendor represents and warrants that as of the Effective Date the Vendor Software as specified in Exhibit E and the associated Documentation as specified in Exhibit E will be available in the languages specified in Section 1 of Exhibit E according to the schedule set forth therein. Vendor shall deliver to Baan versions of the Vendor Software and the associated Documentation in the languages specified in Section 2 of Exhibit E in accordance with the provisions therein. Within a reasonable period after the Effective Date of this Agreement, Vendor shall provide Baan with a roadmap for translations. If Baan establishes to Vendor's satisfaction that a profitable market exists for a given language, Vendor shall translate the Vendor Software for such language at Vendor's cost. If Baan fails to establish to Vendor's satisfaction that a profitable market exists for a given language, Vendor shall translate the Vendor Software for such language at Baan's cost. The projected date of availability shall be approximately 6 months from the date of such request and shall be no later than 12 months from the date such request is made to Vendor, unless otherwise agreed by the parties. In the event that Vendor believes that a substantial revenue stream has not been established for such translation, Vendor shall provide written notice to Baan of its intention to discontinue further translation of the particular affected language. Until Vendor provides Baan with such notice of its intention to discontinue, Vendor shall provide further translations in the applicable language for future versions of the Vendor Software at its expense.

     2.9 Ports. Vendor represents and warrants that the Vendor Software will be available in versions that are ported to the operating systems and platforms specified in Section 2 of Exhibit E according to the schedule set forth therein. Vendor shall deliver to Baan versions of the Vendor Software in the operating systems and platforms specified in Section 2 of Exhibit E in accordance with the provisions therein. Within a reasonable period after the Effective Date of this Agreement, Vendor shall provide Baan with a roadmap for ports. If Baan establishes to Vendor's satisfaction that a profitable market exists for a given database platform, Vendor shall port the Vendor Software for such platform at Vendor's cost. If Baan fails to establish to Vendor's satisfaction that a profitable market exists for a given port, Vendor shall port the Vendor Software for such platform at Baan's cost. The projected date of availability shall be approximately 6 months from the date of such request and shall be no later than 12 months from the date such request is made to Vendor, unless otherwise agreed by the parties. In the event that Vendor believes that a substantial revenue stream has not been established for such platform, Vendor shall provide written notice to Baan of its intention to discontinue further porting of the particular affected database platform. Until Vendor provides Baan with such notice of its intention to discontinue, Vendor shall provide further ports to the platform for future versions of the Vendor Software at its expense.


                     ADDITIONAL OBLIGATIONS OF THE PARTIES


      3.1 Training, Development and Professional Services. Vendor agrees to provide the Training Services to Baan at rates and under terms and conditions of the delivery of such services which shall be mutually agreed to in writing by the Parties prior to the performance of such services.

      3.2 Independent Contractor. The relationship of the Parties hereunder shall be that of independent contractors. Accordingly, and without modification of any obligation of Vendor under this Agreement, Vendor will provide day to day management and supervision of the development tasks for which it is responsible, including without limitation determining the time, scheduling, manner, method and place of performance. Vendor represents and warrants that pursuant to the Internal Revenue Code of 1986, the regulations promulgated thereunder and applicable provisions of the common law, all Vendor Personnel will be independent contractors in relation to Baan. Accordingly, Vendor will file all required forms and necessary payments appropriate to the status of Vendor Personnel as independent contractors in relation to Baan. In the event such independent contractor status is denied or changed and any Vendor personnel are declared to have "employee" status with respect to Baan, Vendor agrees to hold Baan harmless from and against all costs, including any interest, penalties and legal fees, which Baan may incur as a result of such change in status.

      3.3 Compliance With Security Regulations. When on the premises of the other Party, each Party agrees that all its personnel will at all times comply with all reasonable security regulations in effect at such premises and communicated to them in writing.

      3.4 No Conflicts. Except as may be otherwise agreed in this Agreement or in Section 3.12, each Party reserves the right to contract with other firms or individuals during the Term for services or the provision of products similar to the services being performed or products being provided under this Agreement or any Statement of Work.

      3.5 Personnel Taxes and Benefits. The Parties shall be responsible for all employee-related benefits applicable to their respective personnel performing development under this Agreement. Neither Party shall be obligated to provide the other Party's personnel with employee benefits of any type unless otherwise required by law. Each Party is responsible for withholding its portion of Federal Insurance Contributions Act ("FICA") taxes, and for withholding income taxes for federal and state income tax purposes in the manner required by law. Each Party will, in a timely manner, pay over all amounts withheld to the Internal Revenue Service or to the appropriate state or foreign government authorities as the case may be, and will timely pay its share of all FICA and Federal Unemployment Tax Act ("FUTA") taxes for all of its personnel performing work under this Agreement. Each Party shall be indemnified and held harmless by the other Party from any liability, cost or expense, including any interest, penalties and legal fees, that may be assessed against or incurred by the other Party's failure to make any such payment.

      3.6 Nonsolicitation. During the Term and for a period of twelve (12) months thereafter, neither Party will directly or indirectly solicit for employment employees of the other Party; provided, however, that this Section
3.6 shall not be construed as precluding either Party from hiring any Person that seeks employment or responds to a general advertisement.

      3.7 Maintenance and Support Services. Vendor agrees to provide maintenance and support services for the Vendor Software in accordance with Exhibit B. As consideration for such maintenance and support services, Baan shall pay to Vendor the fees set forth in Exhibit B.

      3.8 Consulting and Implementation Services. Within 60 days of the Effective Date, the parties shall enter into an agreement respecting the provision by Vendor of consulting and implementation services to end users obtaining the Vendor Software from Baan; provided, however that the Parties understand and agree that Vendor shall be directly involved in such services for Baan's customers as may be mutually agreed to by the Parties from time to time.

      3.9 Marketing Activities. During the Term Baan shall use its commercially reasonable efforts to do the following:

            (a) promote, distribute, solicit and obtain orders for and otherwise market the Vendor Software;

            (b) demonstrate the Vendor Software for distributors, resellers, customers and potential customers;

            (c)   electronically publish information about the Vendor Software;

            (d)   demonstrate the Vendor Software for industry analysts;

            (e) include the Vendor Software in trade shows, conferences and other marketing events and provide booth space to Vendor;

            (f) invite Vendor to all of Baan's major global and regional sales and marketing events mutually agreed upon by the parties and related to Vendor's product, both as a participant and, where mutually agreeable, as a speaker;

            (g) participate in joint press releases approved in writing by both Parties prior to their being released;

            (h) include Vendor in direct mail campaigns to Baan customers and prospects;

            (i)   provide training to members of its sales force on Vendor
            Software;

            (j) include Vendor's name in the copyright tagline of Baan collateral dealing with KnowledgeManager;

            (k)   jointly publish customer case studies and success stories; and

            (l)   include presentations of Vendor Software to Baan user groups.

      3.10 Marketing Support. Vendor agrees to provide to Baan during the Term at no additional charge the market support activities set forth in this Section
3.10. Vendor represents and warrants that all of its personnel providing such marketing support activities to Baan will have at least the same knowledge of the Vendor Software as its personnel providing similar services to its resellers and/or customers.

            (a) Marketing Events. Vendor agrees to participate in trade shows, executive conferences and such other marketing events as the Parties agree upon at mutually acceptable times and locations.

            (b) Global and Regional Sales and Marketing Events. Baan will receive invitations to all of Vendor's major global and regional sales and marketing events, both as a participant and, where mutually agreeable, as a speaker. As mutually agreed, Vendor will accept invitations to and attend and support Baan's global and regional marketing events.

            (c) Joint Marketing Program. Baan shall be offered the opportunity to participate in joint marketing programs, events and press releases with Vendor's marketing department.

      3.11  Other Support Obligations.

            (a) Telephone Support. Vendor agrees that during normal business hours from the support locations specified below it will provide to Baan telephone consulting services for pre-sales support and to address technical questions related to the demonstration, marketing, installation, operation and use of the Vendor Software in accordance with Vendor's Standard Support and Maintenance terms set forth in Exhibit B. Support fees are payable in accordance with Exhibit C.

            Support Locations: Either 1 location -- East Coast -- U.S. or 2 locations (1 on the West Coast -- U.S. and the other in Europe.)

            (b) Pre-sales Support. Vendor agrees to provide to Baan pre-sales technical support services and demonstration assistance for the Vendor Software to potential Baan customers on dates and at locations that are mutually agreeable. Vendor also agrees to make field-based engineers, consultants and executives available for proposal assistance, knowledge transfer, development expertise and sales process assistance. Baan and Vendor agree to share equally the reasonable travel expenses incurred by Vendor in connection with this Section 3.11(b);

     (c) On-line Services. Baan may choose to market Vendor Software via an on-line service provider. In such event, vendor agrees, if requested by Baan, to obtain a userID (at Baan's expense) from such on-line service provider for purposes of participating in interactive areas wherein actual or potential Baan customers may seek to exchange information and ask questions relative to Vendor Software.

     3.12 Competing Products.

     (a) Subject to Section 3.12(b) below, nothing contained herein shall be construed as precluding Baan from developing, promoting, marketing, distributing and licensing other products, whether Baan products or third party products, that compete directly or indirectly with the Vendor Software; provided that Baan shall in no event infringe Vendor's Intellectual Property Rights and shall comply with the confidentiality provisions of Section 6.

     [*] except in the case where Vendor is acquired by a competitor of Baan or where Vendor is in material breach of the Agreement. Nothing herein shall be construed as restricting or prohibiting Baan from offering third-party competitive products as a front-office application product at any time during the term of this Agreement. [*] Upon receipt of either of such notices, Vendor shall no longer be obligated to fulfill any of its existing obligations under Sections 2.1.1, 2.8 or 2.9. However, Vendor shall be obligated to honor support agreements with end users then in effect and entered into by Baan pursuant to Exhibit B while the Agreement remains in effect. In the event such a decision is taken by Baan. Baan agrees to only disclose such decision pursuant to an appropriate confidentiality agreement. [*]

     (c) In addition, Baan agrees to share with Vendor its development plans for its Knowledge Manager products on an annual basis and to disclose any plans it may have to develop a competitive product as contemplated by this Section
3.12. Such disclosures shall be Confidential Information as defined in Section 6 and shall be for information purposes only, meaning such plans are not binding on Baan and are subject to change at any time.

     (d) Nothing contained herein shall be construed as precluding Vendor from developing, promoting, marketing, distributing and licensing other products that compete directly with the Baan Software, provided that vendor shall in no event infringe Baan's Intellectual Property Rights and shall comply with the confidentiality provisions of Section 6.

     3.13 Communication; Pipeline Report. Baan and Vendor will from time to time communicate with each other as appropriate on issues related to the marketing and distribution of the Vendor Software. Baan agrees to use reasonable efforts to ensure that all actions and statements made by its employees about Vendor Software do not adversely affect Vendor's goodwill, reputation or Software.

     3.14 Payment. Baan shall pay Vendor the amounts set forth in Exhibit C according to the terms, conditions and schedule set forth therein.

                        LICENSES AND PROPRIETARY RIGHTS

     4.1  Development Licenses.

               1.1.1. License to Baan. Subject to the terms and conditions hereof, Vendor hereby grants to Baan a non-transferable, non-exclusive, royalty-free limited license, without the right to sublicense, to use internally and reproduce Vendor Technology provided by Vendor to Baan hereunder, solely for the purpose of performing development under this Agreement.

               1.1.2. License to Vendor. Subject to the terms and conditions hereof, Baan hereby grants to Vendor a non-transferable, non-exclusive, royalty-free limited license, without the right to sublicense, to use internally and reproduce Baan Technology provided to Vendor hereunder, solely for the purpose of performing development under this Agreement.

     4.2 Vendor Technology. Vendor shall own all right title and interest in and to all Vendor Technology and any Derivative Works thereof, including all Intellectual Property Rights therein and thereto.

     4.3 Baan Technology. Baan shall own all right title and interest in and to all Baan Technology and any Derivative Works thereof, including all Intellectual Property Rights therein and thereto.

     4.4  License to Vendor Software

          4.4.1 Object Code License. Vendor hereby grants to Baan, under all of Vendor' Intellectual Property Rights in and to the Vendor Software, a non-exclusive, worldwide, fee-bearing right and license, including the right to grant and authorize sublicenses to use and reproduce the Vendor Software, and to market, distribute and sublicense the Vendor Software to end users in Object Code format provided that the Vendor Software may only be marketed, distributed and sublicensed as part of Baan's Knowledge Manager product as described in Exhibit A. Baan shall distribute and sublicense the client and server portions of the Vendor Software to end users on terms and conditions no less favorable than those contained in Baan's standard software license and support agreement then in effect, a current copy of which is attached hereto as Exhibit D. Baan may distribute the server portion of the Vendor Software with an unlimited use license key such that end users need not register the server portion with Vendor. Vendor understands and agrees that the Vendor Software distributed by Baan will be


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

marketed under the Baan brand pursuant to Baan's then current end user license agreement. No part of the client portion of the Vendor Software shall prohibit Baan branding (including but not limited to splash screens, icons, title bars and help text); however the server portion of the Vendor Software shall contain Vendor branding and Vendor's copyright notices may appear in both the client and server portions of the Vendor Software. As consideration for the license granted in this Section 4.4, Baan agrees to pay to Vendor license fees in accordance with the provisions of Exhibit C hereto.

     4.4.2 Except as may otherwise be provided in this Agreement, during the term of this Agreement, Baan shall not: (i) modify, adapt, translate, localize, distribute or create Derivative Works of the Vendor Software except with the prior written consent of Vendor; (ii) decompile, disassemble, reverse engineer or otherwise reduce the Vendor Software to human perceptible form, except if such work takes place within the European Union and then limited decompilation is permitted in strict adherence to the EC Software Directive 1991, and then only if: (A) Vendor has failed to provide Baan with information on the interoperability of the Vendor Software after Baan has given Vendor reasonable notice of its need for such information and (B) Baan gives Vendor thirty (30) days written notice of such intent to decompile and Vendor is permitted to be present for same; (iii) remove or allow to be removed any Vendor copyright, trademark, trade secret or other proprietary rights notice from any unit of Vendor Software; (iv) transfer, assign, reuse or sublicense the Vendor Software licensed to Baan or an end user to a third party without the prior written consent of Vendor; and (v) make copies of the Vendor Software or related documentation except for back copies as needed for Baan to fulfill its obligations under this Agreement.

     4.5 Disclosure of Third Party Materials. Vendor shall promptly disclose to Baan the extent to which any Deliverable, or any portion thereof, uses, incorporates or is dependent upon Technology owned by or licensed from third parties, and shall obtain for Baan, at no cost to Baan, any license rights to any Intellectual Property Rights embodied in any Deliverable necessary or appropriate to Baan's right to use such Deliverable.

     4.6 Trademark License. Vendor authorizes Baan to use its current and future trademarks, service marks and trade names ("Trademarks") solely in connection with the marketing and distribution of products pursuant to this Agreement. Baan shall use the Trademarks of Vendor solely in accordance with the instructions from Vendor and agrees that Vendor may, from time to time, revise these instructions for the purpose of protecting the standards of quality established for Vendor's goods and services sold under the Trademarks and protecting Vendor's rights in the Trademarks.

     4.7 No Other Licenses. Except as explicitly set forth herein, nothing contained in this Agreement shall be construed as granting or conferring, by implication, estoppel or otherwise, any license or right under any Intellectual Property Rights, whether now existing or hereafter obtained, and no such license or other right shall arise from this Agreement or from any acts or omissions in connection with the execution of this Agreement or the performance of the obligations of the Parties hereunder.

     4.8 Tangible Property. Unless otherwise agreed to in writing, any tangible property, including but not limited to Documentation and equipment or material of every description furnished by one Party to another hereunder, is and shall remain the property of the furnishing Party. The Parties shall not use such property, except in performing this Agreement. All such property shall be returned to furnishing Party upon the earlier of either the furnishing Party's request, completion or termination of the relevant services or expiration or termination of this Agreement.

                         REPRESENTATIONS AND WARRANTIES

     5.1 Vendor Representations and Warranties. As an inducement to Baan entering into this Agreement, Vendor represents and warrants on an ongoing basis as follows:

          1.1.3. Organization Representations; Enforceability. Vendor is duly organized, validly existing and in good standing in the jurisdiction in which it is incorporated. The execution and delivery of this Agreement by Vendor and the transactions contemplated hereunder have been duly and validly authorized by all necessary action on the part of Vendor. This Agreement constitutes a valid and binding obligation of Vendor enforceable in accordance with its terms.

          1.1.4. No Conflict. The entering into and performance of this Agreement by Vendor does not and will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which Vendor or any of its employees is a party or by which it or any of its property is or may become subject or bound. Vendor will not grant any rights under any future agreement, not will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment by Baan of its rights under this Agreement.

          1.1.5. Right to Make Full Grant. Vendor has and shall have all requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and to grant Baan all rights with respect to the Deliverables and the Vendor Software and Intellectual Property Rights purported to be granted hereunder, free and clear of any and all agreements, liens, adverse claims, encumbrances and interests of any Person, including, without limitation, Vendor's employees, agents, artists and contractors and such contractors' employees, agents and artists, who have provided, are providing or shall provide services with respect to the development of the Deliverables.

          1.1.6. Noninfringement. Nothing contained in the Vendor Software or required in the process of incorporating the same into Baan products or products to be marketed by Baan will infringe, violate or misappropriate any Intellectual Property Right of any third party and no characteristic of the Vendor Software does or will cause manufacturing, using, maintaining or selling Baan products or other products incorporating such the Vendor Software to infringe, violate or misappropriate any Intellectual Property Right of any third party.

          1.1.7 No Harmful Code or Viruses. To the best of its knowledge, the Vendor Software as delivered by Vendor to Baan contain and will contain no matter which is injurious to end-users or their property, booby traps, time bombs or other programming designed to interfere with the normal functioning of the Vendor Software or Baan's or the end-user's equipment, programs or data. To the best of Vendor's knowledge, the Vendor Software and the media upon which it is delivered to Baan is free from computer viruses.

          1.1.8 Year 2000. The Vendor Software and all Deliverables as updated by Vendor under the support terms of this Agreement will recognize and process all accurately inputted 4-digit annual date values, including without limitation the Year 2000 and will recognize the Year 2000 as a leap year, and that upon request, Vendor will provide sufficient evidence through adequate testing or otherwise to demonstrate compliance with this warranty.

          1.1.9 Performance. Vendor represents and warrants to Baan and its customers that the Vendor Software will substantially perform in accordance with the specifications therefore.

          1.1.10 Indemnity. Vendor shall be responsible for, indemnify and hold Baan harmless from any damages, costs, liabilities, and/or expenses (including without limitation reasonable attorneys' fees), arising out of the breach of the foregoing subsections 5.1.1-5.1.7.

     5.2 Baan's Representations and Warranties. As an inducement to Vendor entering into this Agreement, Baan represents and warrants on an ongoing basis as follows:

          5.2.1 Organization Representations; Enforceability. Baan is a duly organized, validly existing corporation in good standing in The Netherlands. The execution and delivery of this Agreement by Baan and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Baan. This Agreement constitutes a valid and binding obligation of Baan enforceable in accordance with its terms.

          5.2.2 No Conflict. The entering into and performance of this Agreement by Baan does not and will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which Baan is a party. Baan will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment by Vendor of its rights under this Agreement.

          5.2.3 Right to Make Full Grant. Baan has and shall have all requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and to grant to Vendor all rights with respect to the Baan Technology and Intellectual Property Rights purported to be granted hereunder, free and clear of any and all agreements, liens, adverse claims, encumbrances and interests of any Person, including, without limitation, Baan's employees, agents, artists and contractors and such contractors' employees, agents and artists, who have provided, are providing or shall provide services with respect to the development of the Deliverables.

          5.2.4 Noninfringement. Nothing contained in the Baan Software or Baan Technology required in the process of incorporating Vendor Software into the Baan Software will infringe, violate or misappropriate any Intellectual Property Right of any third party and no characteristic of the Baan Software or Baan Technology does or will cause manufacturing, using, maintaining or selling the Vendor Software to infringe, violate or misappropriate any Intellectual Property Right of any third party.

          5.2.5 Indemnity. Baan shall be responsible for, indemnify and hold Vendor harmless from any damages, costs, liabilities, and/or expenses (including without limitation reasonable attorneys' fees), arising out of the breach of the foregoing subsections 5.2.1-5.2.4.

Warranty Disclaimer. EXCEPT AS SET FORTH ABOVE AND IN AN APPLICABLE STATEMENT OF WORK, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, OR
STATUTORY REGARDING OR RELATING TO THE SUBJECT MATTER HEREOF. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS
FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT MATTER HEREOF.

                          6. CONFIDENTIAL INFORMATION

     6.1 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties and shall not be disclosed by either Party in any manner (including but not limited to news releases, articles, brochures, advertisements, speeches or other information releases) without the prior written consent of the other Party not to be unreasonably withheld.

     6.2 Limitations on Use and Disclosure. Each Party receiving Confidential Information (the "Recipient") agrees as to any such Confidential Information that may be disclosed to it by the other Party hereunder (the "Discloser"):

          (a) to protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Recipient may disclose Confidential Information received hereunder to (x) its Affiliates who agree, in advance, in writing, to be bound by this Agreement, and (y) to its employees and subcontractors, and its Affiliates' employees and subcontractors, who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Person owning such Confidential Information;

          (b) to use such Confidential Information only for the purposes of this Agreement;

          (c) not to make copies of any such Confidential Information or any part thereof except for the purposes of this Agreement; and

          (d) to reproduce and maintain on any copies of any Confidential Information such proprietary legends or notices as are contained in or on the original or as the owner may otherwise reasonably request.

     6.3 Technology. The Parties agree that the Baan Technology or the Vendor Technology, as applicable, and Deliverables embodying the same, shall be deemed the Confidential Information of the Party owning such Technology under the terms hereof.

     6.4 Exceptions. The restrictions of this Section 6 on use and disclosure of Confidential Information shall not apply to information that (a) was publicly known at the time of Discloser's communication thereof to Recipient; (b) becomes publicly known through no fault of Recipient subsequent to the time of Discloser's communication thereof to Recipient; (c) was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient; (d) is developed by Recipient independently of and without reference to any of Discloser's Confidential Information or other information that Discloser disclosed in confidence to any third party; (e) is rightfully obtained by Recipient from third parties authorized to make such disclosure without restriction; or (f) is identified by Discloser as no longer proprietary or confidential. In addition to the foregoing, it is understood and agreed that nothing contained in this Section 6 is intended to, nor shall, restrict the use by either Party of general ideas, concepts, approaches, techniques or know-how learned or developed by such Party as a result of access to the Discloser's Confidential Information; provided, however, that such ideas, concepts, approaches, techniques or know-how are not embodied or specifically described in written information, software code or other tangible form furnished by the Discloser to such Party hereunder.

     6.5 Disclosure Pursuant to Legal Requirement. In the event Recipient is required by law, regulation or court order to disclose any of Discloser's Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure in order to facilitate Discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser in seeking such order or other remedy. Recipient further agrees that if Discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

     6.6 Return of Confidential Information. All Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of Discloser. All such information in any computer memory or data storage apparatus shall be erased or destroyed and all such information in tangible form shall be returned to Discloser, promptly upon the earlier of: (i) the written request of the Discloser, (ii) completion or termination of the applicable Statement of Work, or (iii) termination or expiration of this Agreement, and shall not thereafter be retained in any form by Recipient. In the event that Discloser requests the return of Confidential Information pursuant to subsection (i) above, then Recipient shall comply with such request; provided, however, that if returning such Confidential Information prevents Recipient from exercising a license granted hereunder, such request shall constitute a material breach of this Agreement.
In addition to the foregoing, in the event that either Party has received the other Party's Source Code in furtherance of the purposes of the Agreement, the Party receiving such Source Code shall return or destroy all copies thereof as soon as reasonably practical after no longer having a need for such Source Code.

     6.7 Equitable Relief. The Parties acknowledge that their respective Confidential Information are unique and valuable, and that breach by either Party of the obligations of this Agreement regarding such Confidential Information and intellectual property rights will result in irreparable injury to the affected Party for which monetary damages alone would not be adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of such provisions, the affected Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.


                         7.   LIMITATIONS OF LIABILITY

     EXCEPT (A) AS TO THE OBLIGATIONS OF THE PARTIES UNDER SECTIONS 8, (B) FOR LIABILITY ARISING OUT OF BREACHES OF SECTION 6 AND (C) ANY MISUSE OR MISAPPROPRIATION OF A PARTY'S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY HERETO, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, STATUTORY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE OR PROFITS) RESULTING FROM, ARISING OUT OF, OR RELATED TO ITS PERFORMANCE OR FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER, OR BREACH OF, THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT (A) AS TO THE OBLIGATIONS OF THE PARTIES UNDER SECTIONS 8, (B) FOR LIABILITY ARISING OUT OF BREACHES OF SECTION 6 AND (C) ANY MISUSE OR MISAPPROPRIATION OF A PARTY'S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY HERETO, EACH PARTY'S LIABILITY FOR DAMAGES SHALL BE LIMITED TO THE AMOUNT OF FEES DUE AND PAYABLE TO VENDOR UNDER THIS AGREEMENT.

                                 8.   INDEMNITY

     Each Party (as applicable, an "Indemnifying Party") will defend at its expense and indemnify and hold harmless the other Party and their respective directors, officers, employees, agents, advisers and customers (each, an "Indemnitee") from and against any action, suit, or other proceeding, or settlement thereof, to the extent that such action, suit or proceeding arises out of or results from (a) damage to tangible personal property and personal injury or death arising from any occurrence caused by any act or omission of the Indemnifying Party related to the performance of this Agreement; or (b) any claim, allegation or finding that any exploitation of any Technology of the Indemnifying Party or portion thereof infringes the Intellectual Property Rights of any third party. The Indemnifying Party shall pay those losses, damages, expenses and costs, including without limitation interest, penalties, and fees of attorneys and accountants, awarded against, or incurred by, any Indemnitee in, or as a result of, any such suit, action or other proceeding, or any settlement thereof, provided that (i) the Indemnitee reasonably promptly notifies the Indemnifying Party in writing of any such claim, (ii) the Indemnifying Party is accorded control of the defense and of all negotiations for settlement or compromise of such claim, and (iii) Indemnitee cooperates with the Indemnifying Party, at the Indemnifying Party's expense, in the defense and settlement of such claim, including providing to the Indemnifying Party, at the Indemnifying Party's expense, such information and assistance as the Indemnifying Party may reasonably request. The Indemnitee may, at its own expense, be represented in such defence.

                            9. TERM AND TERMINATION

     9.1 Term. Unless earlier terminated in accordance with its terms, this Agreement shall commence as of the Effective Date and shall remain in full force and effect for three (3) years from such Effective Date (the "Term"). Unless earlier terminated by either of the Parties as otherwise provided in this Agreement, this Agreement shall automatically renew for successive one (1) year periods unless either Party gives the other Party at least one hundred and twenty (120) days written notice prior to the expiry of the period then in effect.

     9.2 Termination for Breach. Either Party may terminate this Agreement if the other Party is in material breach of any term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after the non-breaching Party gives the breaching Party written notice of such breach.

     9.3 Termination for Bankruptcy; Change of Control. Baan may terminate this Agreement and all rights and licenses granted hereunder effective immediately upon notice if a Bankruptcy Event or Change of Control occurs with respect to Vendor.

     9.4 Effect of Termination. In the event all or part of this Agreement is terminated hereunder:

          (a) the Parties shall continue performance of any portion of this Agreement or any Statement of Work not terminated;

          (b) Vendor shall immediately document in detail the status of a Statement of Work, if any, that has been terminated and deliver to Baan all copies of the Deliverables that are in its or any third party's possession, whether or not such Deliverable has been completed or is still in progress. Such Deliverable shall, for all purposes of this Agreement, be deemed delivered to Baan, with respect to which Baan shall have all applicable ownership and license rights; and

          (c) the Parties shall immediately cease work as of the effective date of termination as to any terminated Statement of Work.

     9.5 Available Remedies. Termination of all or any portion of this Agreement in accordance with this Section 9 shall not limit the terminating Party from pursuing any other remedies otherwise available to it at law or in equity, including injunctive relief.

                                  10. GENERAL

     10.1 Vendor Bankruptcy. If a Bankruptcy Event occurs with respect to Vendor, Baan shall forthwith be entitled to a complete duplicate of (or complete access to, as appropriate) any Technology licensed hereunder and all embodiments of such Technology including the Source Code thereof, and the same, if not already in Baan's possession, shall be promptly delivered to Baan upon Baan's written request (i) upon any such Bankruptcy Event, unless Vendor elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of Vendor. Baan shall have the sublicensable right to fully exploit in any manner all such Intellectual Property Rights and to perform any and all of Vendor's obligations hereunder.

In furtherance of the foregoing, upon execution of this Agreement, Vendor agrees to place into its existing escrow account with Source File, Oakland, California a copy of the Source Code for the Vendor Software and the related Documentation, including all updates, Enhancements and new versions (collectively, the "Source Materials"); provided however that Vendor shall not be obligated to make deposits into the escrow account more frequently than twice per year. Baan shall have the right at any time to contact the escrow agent for the purpose of confirming that the Source Materials in the escrow account have been updated and verifying the instructions to the escrow agent to release the Source Materials under the circumstances provided below. Vendor shall bear all fees, expenses and other charges to maintain such escrow account.

     Vendor's agreement with the escrow agent shall provide that a copy of the Source Materials will be delivered to Baan by the escrow agent in the event that: (a) a Bankruptcy Event occurs with respect to Vendor that is not resolved within sixty (60) days; or (b) Vendor discontinues or is in material breach of its support obligations for the Vendor Software. In such event, Vendor hereby grants to Baan a nontransferable, nonexclusive license to use the Source Materials to support and maintain the Vendor Software, provided however that such Source Materials may not be used by Baan to create Enhancements to the Vendor Software. However, Baan shall have the right to use the Source Code to create Enhancements if the Bankruptcy Event consists of the event specified in
Section 1.5(i) and Vendor has permanently ceased to operate as an ongoing business and if Baan and the successor in interest to Vendor's rights have mutually agreed in writing to royalties with respect to the distribution of such Enhancements.

     10.2 Waiver. The failure of either Party to insist on the strict performance of any terms, covenants and conditions of this Agreement at any time, or in any one or more instances, or its failure to take advantage of any of its rights hereunder, or any course of conduct or dealing, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

     10.3 Headings. Headings used in this Agreement are for convenience of reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

     10.4 Applicable Law and Arbitration. This Agreement shall be governed by the law of the State of California, without reference to rules of conflict of law. Except with respect to any dispute involving a party's Intellectual Property Rights, any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the American Arbitration Association International Arbitration Rules by three (3) arbitrators appointed in accordance with said Rules. The location of such arbitration shall be at a place in the United States designated by the Party not requesting arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. At the request of either Party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The costs of the arbitration, including administrative and arbitrator's fees, shall be shared equally by the Parties. Each Party shall bear the costs of its own attorneys' fees and expert witness fees. Notwithstanding the foregoing, neither Party shall be precluded from seeking an injunction or other equitable relief in any court of competent jurisdiction applying the local law of such court to remedy or prevent violation of any provision of this Agreement relating to Confidential Information or their respective Intellectual Property Rights.

     10.5 Survival. The Parties agree that the provisions of Sections 2.6, 3.2, 3.5, 3.6, 3.7, 4.2, 4.3, 4.4, 4.7, and 5 - 10 shall survive the expiration or any earlier termination of this Agreement. In addition, (i) any licenses to the Vendor Software granted by Baan to end users, (ii) any rights Baan needs to provide support to end users of the Vendor Software and (iii) Vendor's obligation to provide maintenance and support in accordance with Exhibit B, shall survive the termination or expiration of this Agreement for any reason.

     10.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining terms shall not be affected. The Agreement shall be interpreted as if the illegal, invalid or unenforceable provision had not been included in it, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provision.

     10.7 Notices. All notices, requests, demands, or communications required or permitted hereunder shall be in writing, delivered personally or by electronic mail, facsimile, overnight delivery service at the respective addresses set forth below (or at such other addresses as shall be given in writing by either Party to the other). All notices, requests, demands or communications shall be deemed effective upon receipt for personal delivery, or on the second business day following the date of sending by electronic mail, facsimile or overnight delivery service.


           BAAN:     Chief Technology Counsel
                     Baan Development B.V.
                     Baron van Nagellstraat 89
                     3770 AC Barneveld
                     The Netherlands

                     Fax: 31 342 42 8200


           VENDOR:   BackWeb Technologies, Inc.
                     Attn: Gwen Spertell
                     2077 Gateway Place, Suite 500
                     San Jose, California 95110

                     Fax: (408) 933-1800


     10.8 Assignment. The respective rights and obligations provided in this Agreement shall bind and inure to the benefit of the Parties, their legal representatives, successors and permitted assigns. Neither Party shall assign this Agreement in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason. Notwithstanding the foregoing, neither Vendor nor Baan shall be required to obtain the other Party's consent to assign this Agreement in connection with a merger or sale of all or substantially all of such Party's assets, provided that such merger or sale does not involve a company the other Party reasonably deems to be a direct competitor. Any assignment by either party in violation of this Section 10.8 shall be null and void.

     10.9 Press Releases; Public Announcements. Neither party may make any press release or public announcement about this Agreement, its existence or its contents without the prior written consent of the other party, except that Baan may issue general press releases about this Agreement in order to fulfill its marketing commitments contained in Section 3.9 hereof with prior written notice to Vendor. Notwithstanding the foregoing, Vendor shall not be required to obtain Baan's consent for including Baan's name on its customer/partner list or on its website.

     10.10 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Vendor and Baan. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other.

Except as specifically set forth herein, neither Party shall have power to control the activities and operations of the other. Neither Party shall have any power or authority to bind or commit the other.

     10.11 Order of Precedence. In the event of any ambiguity and/or inconsistency among the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control unless such Statement of Work by its terms overrides a specific Section or Sections of this Agreement.

     10.12 Force Majeure. Neither Party shall be liable in case of force majeure. The Parties to this Agreement agree that force majeure shall include (but shall not be limited to): material breakdown of equipment, labor disputes of whatever nature or cause, and any other circumstances reasonably beyond the control of one of the Parties. The occurrence of a force majeure event shall not relieve Baan of its payment obligations under this Agreement unless such event has an impact on Baan's ability to fulfill such obligations.

     10.13 Entire Agreement. This Agreement constitutes the entire understanding of the Parties, and supersedes all prior or contemporaneous written and oral agreements, representations or negotiations with respect to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by both Parties.


     IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the Parties as of the date first set forth above.

BACKWEB TECHNOLOGIES LTD.                      BAAN DEVELOPMENT B.V.


/s/ RONI OV SIGALIT ROZENBLUM                  /s/  GORDON P. KUSHNER
---------------------------------              --------------------------
Signature                                      Signature


Roni Ov Sigalit Rozenblum                      Gordon P. Kushner
---------------------------------              --------------------------
Name                                           Name


VP Product Development Controller              Chief Technology Counsel
---------------------------------              ---------------------------
Title                                          Title

                                   EXHIBIT A

                           DEVELOPMENT OF INTERFACES


Baan's Knowledge Manager product is an add-on product to BaanFrontOffice. The Knowledge Manager, built in conjunction with BackWeb, is comprised of both client and server components. [*] These pages are being developed by Vendor for Baan; however, they are calling COM interfaces designed and built by Baan to retrieve BaanFrontOffice application context. The pages will be integrated into the BaanFrontOffice navigation system by Baan. There is also an installation program for the client. The installation program, written by Baan under Vendor's guidance, call's Vendor's client installer and then installs the aforementioned pages.

[*]

The final piece of the Knowledge Manager product is Vendor Software that has been installed at Baan's external Internet Service Provider site. The native Vendor server is running on Baan's hardware and is configured as the default home server for all Knowledge Manager clients deployed by Baan. This server inherits its channel directory from the standard Vendor master server

For the avoidance of doubt, Vendor owns Intellectual Property Rights to all the Vendor ActiveX controls that are used in the Baan Knowledge Manager product. Baan owns the Intellectual Property Rights to the web pages that embed the Vendor ActiveX controls. Baan may use the Vendor ActiveX controls in a new web page, provided, however, that such use shall be disclosed by Baan at meetings of the Steering Committee and such use shall be limited to the Baan Knowledge Manager Product. Vendor is not prohibited in any way to use the controls and web concepts developed with Baan in future Vendor development initiatives independent of Baan. Vendor shall be responsible for the maintenance, support and localization of the Vendor ActiveX controls. Baan agrees to be responsible for the maintenance, support and localization of the Baan KnowledgeManager web pages.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT B

                            MAINTENANCE AND SUPPORT

1.   MAINTENANCE AND SUPPORT OBLIGATIONS OF THE PARTIES

     Baan shall, pursuant to Baan's standard software license and support agreement ("SLSA"), enter into an agreement with end users for the provision to end users of maintenance and support for the Vendor Software (as further described below, "Maintenance and Support"). The Maintenance and Support terms herein shall also apply to the internal use license of the Vendor Software granted to Baan under Exhibit C. Maintenance and Support shall consist of Tier One Support, Tier Two Support and Tier Three Support.

          "Tier One Support" means the provision, during Baan's standard hours of service, of assistance via telephone, fax or through Baan's World Wide Web Site with respect to the Vendor Software. Such assistance shall include: (i) being the first point of contact for all support issues relating to Products; (ii) characterizing and analyzing support issues; (iii) clarification of functions and features of the Products;
          (iv) clarification of the end user documentation for the Products; (v) guidance in the operation of the Products, and (vi) error verification, analysis and correction to the extent possible by Baan by telephone, fax or through Baan's World Wide Web Site.


          "Tier Two Support" means the support required to resolve any and all support issues and problems relating to the Vendor Software that are not resolved by Tier One Support.

          "Tier Three Support" means the provisions of corrections for defects in the Vendor Software that cause the software to fail to conform to the specifications therefore. This shall also include Vendor Software Enhancements, new releases, new interfaces as they are generally developed and made available.

          As between Baan and Vendor, Baan shall provider Tier One Support to end users and Vendor shall provide Tier Two and Tier Three Support to Baan; provided however, that in all events, Baan shall use its best efforts to provide Tier One, Tier

          Two and Tier Three Support to end users; however, in the event Baan is unable to address the support request from an end user following its best efforts, Vendor shall address such support request directly from the end user.

          Vendor shall provide Baan, at no cost to Baan, all necessary information, including without limitation one copy of the Vendor Software and appropriate Documentation for each of Baan's support centers, required by Baan to enable Baan to provide Tier One Support for the Vendor Software. Vendor shall once per calendar year provide training [*] of Baan's primary support center locations; reasonable travel and out-of-pocket expenses for Vendors personnel shall be reimbursed by Baan. For all additional locations, Baan will pay Vendor for the cost of training services at [*] US/hour and all reasonable travel-related expenses. Vendor shall assist Baan in the installation of the Vendor Software at such Baan support centers. Baan agrees that a minimum of [*] Vendor specialists will be designate who will attend the training.

          Vendor shall use its commercially reasonable efforts to resolve all reproducible errors in the Vendor Software. Additionally, in the event that an error in the Vendor Software either causes a total system standstill or causes serious disruption of a major business function, Vendor shall use its best efforts to resolve the error and shall work diligently until such error is resolved.

          Vendor shall provide the support called for in this Exhibit for the then-current release or version of the Vendor Software for a period of at least [*] following such release or version's general availability.

2.   PRICING AND PAYMENT

     Each year in which an end user is valid and effective on an annual maintenance and support agreement with Baan, Baan shall pay to Vendor [*] of the Royalties due to Vendor under Exhibit C for such maintenance and support ("Maintenance and Support Fees"). The Parties agree to revisit and renegotiate the Maintenance and Support Fees on an annual basis.

     Within thirty (30) days of the end of each month, Baan shall provide to Vendor a report setting forth the names of end users from which Maintenance and Support Fees were


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     received during such month. Baan shall, contemporaneously with the sending of such report, wire to a bank and an account named by Vendor the aggregate amount of Maintenance and Support Fees due Vendor hereunder for such month.

     Baan shall make and maintain until the expiration of three (3) years after the last payment under this Agreement is due, complete books, records and accounts regarding its receipt of Maintenance and Support Fees in order to calculate and confirm its payment related thereto. Upon reasonable prior notice, Vendor shall have the right, exercisable not more than once every twelve (12) months, to appoint an independent auditor which auditor shall be permitted by Baan to examine such books, records and accounts during such Baan's normal business hours to verify reports and payments provided pursuant to this Exhibit B. If any such examination discloses a shortfall in payment of Royalties, such amounts shall immediately be paid.

     Each Party is responsible for complying with the collection, payment and reporting of all taxes imposed by any governmental authority applicable to its activities in connection with maintenance and support under this Agreement. Neither Party is responsible for the taxes that may be imposed on the other Party.

3.   PRIORITIES, RESPONSE TIME AND RESOLUTION OBJECTIVES.

Vendor shall comply with the following schedule for addressing support requests from Baan internal requests, technical support and any other support provided under the Agreement:

------------------------------------------------------------------------------------------------
Priority    Response Time    Resolution Objective    Description
------------------------------------------------------------------------------------------------
10          <1 Hour          <8 Hours                CRITICAL: Production database down or
                                                     severely impaired with not reasonable
                                                     workaround
------------------------------------------------------------------------------------------------
20          2 Hours          <2 Days                 URGENT: Important feature not available,
                                                     with no reasonable workaround
------------------------------------------------------------------------------------------------
30          12 Hours         <1 Week                 STANDARD: Question, important feature
                                                     unavailable, but there is a reasonable
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                                     workaround or a less significant feature is
                                                     unavailable with no reasonable workaround
------------------------------------------------------------------------------------------------
40          24 Hours         <3 Weeks                LOW: Enhancement or minor problem that
                                                     doesn't cause a disruption of work.
------------------------------------------------------------------------------------------------

                                   EXHIBIT C

                                   ROYALTIES



1.    Royalties.

(a) Baan agrees to pay Vendor a royalty advance in the amount of $ [*] USD (the "Royalty Advance") payable as follows:

the amount of $ [*] USD shall be payable by January 31, 1999 by wire transfer according to instructions to be provided by Vendor and the remaining $ [*] shall be payable in four equal quarterly installments in 1999 of $ [*] each on March 15, July 15, September 15 and December 15, without requirement of additional invoice, all by wire transfer

(b) Subject to Sections 2.8 and 2.9, Baan shall pay to Vendor royalties ("Royalties") equal to [*] of Net Sales of the Vendor Software by Baan, subject to a minimum royalty of $ [*] US per seat for end user transactions of
 [*] seats or less and a minimum royalty of $ [*] US per seat for end user transactions of [*] seats or more. These minimum royalties are paid based on an assumed list price of $ [*] for Vendor Software. If market conditions require that the list price for Vendor Software be decreased, the minimum royalty amounts shall be decreased on an equal percentage basis upon Vendor's prior written consent, such consent to not be unreasonably withheld. The parties may mutually agree in writing to different minimum pricing or percentage royalty rates on a case by case basis and in addition the Steering Committee shall address issues of proposed pricing adjustments, including the per seat minimums to the extent market conditions justify. For purposes of this Exhibit C, "Net Sales" means the gross revenue due and payable to Baan from the sale or license of the Vendor Software, less the following items but only insofar as they are included in such gross revenue and are separately stated on the invoice: (i) import, export, value added, excise and sales taxes, tariffs, and custom duties; (ii) credit for returns, damaged goods, allowances, or trades; (iii) charges for packaging, shipping and insurance; and (iv) customary rebates, cash and trade discounts, actually taken. Baan will provide Vendor with thirty (30) days advance notice of its intention to change the list price of the Vendor Software. For the purposes of Royalty calculations under this Agreement, Baan's discount to the end user will be evenly allocated across all of the products in a particular order.

2. Reports and Payment of Royalties. Within thirty (30) days after the end of each month Baan shall report to Vendor (i) the names of end users licensing the Vendor Software, (ii) the number of Users at each end user; (iii) the Net Sales derived from the end user during such month and (iv) the aggregate Royalties, including the calculation thereof, owing thereon. Baan shall, contemporaneously with the sending of such report, wire to Vendor's account as described in this Exhibit C the Royalties due Vendor, provided that Baan shall not be required to pay to or


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

otherwise transfer to Vendor any Royalties until it has recouped the royalty advance described in Section 1(a) of this Exhibit C. All amounts due Vendor upon recoupment of the Royalty Advance by Baan shall be payable within thirty
(30) days of the last day of the applicable month.

3.    Audit Rights. Baan shall make and maintain until the expiration of three
(3) years after the last payment under this Agreement is due, complete books, records and accounts regarding its distribution activities of the relevant products in order to calculate and confirm its Royalty obligations hereunder. Upon reasonable prior notice, Vendor shall have the right, exercisable not more than once every twelve (12) months, to appoint an independent auditor which auditor shall be permitted by Baan to examine such books, records and accounts during such Baan's normal business hours to verify reports and payments provided pursuant to Section 4.5 hereof. If any such examination discloses a shortfall in payment of Royalties, such amounts shall immediately be paid.

4. Taxes. Royalties are exclusive of sales and/or use taxes that are imposed on a purchaser of goods and services by law, which Baan agrees are its responsibility. In the alternative, Baan shall provide Vendor with a certificate evidencing Baan's exemption from payment of or liability for such taxes and Vendor agrees to honor such exemption certificate.

5. Vendor Services. Baan shall pay Vendor for development services rendered by Vendor engineers pursuant to Section 2.1.1 above at the rate of $ [*] US/hour. Baan shall pay Vendor for professional services rendered in connection with training Baan staff at the rate of $ [*] US/hour.

6. Internal Use Licenses. In further consideration of executing this Agreement, Baan shall have the right to use the Baan Knowledge Manager, which includes the Vendor Software, at [*] for use by Baan Sales and Baan Professional Services organization for use for its own internal data processing operations. The parties anticipate that the total number of Named Users for such license shall be approximately [*]. Baan shall have the right to acquire initial year technical support services for such Named Users at a technical support services fee of $ [*]/Named User. Vendor agrees that annual increases for technical support for the licenses granted under this Section 6 shall not increase by more than [*] per year during the term of this Agreement.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT D

                        BAAN END USER LICENSE AGREEMENT

                     SOFTWARE LICENSE AND SUPPORT AGREEMENT

This SOFTWARE LICENSE AND SUPPORT AGREEMENT ("Agreement") dated
_________________ ("Effective Date") is entered into by and between
______________ of ________________________ ("Customer") and Baan U.S.A., Inc.
("Baan"), and describes the terms and conditions pursuant to which Baan shall license to Customer and support certain Software (as defined below)

In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1.   Definitions

1.1 "Confidential Information" means this Agreement and all its Schedules, any addenda hereto signed by both parties, all Software listings, Documentation, information, data drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of the Software, source code relating to the Software, and any other proprietary information supplied to Customer by Baan, or by Customer to Baan and clearly marked as "confidential information", including all items defined as "confidential information" in any other agreement between Customer and Baan whether executed prior to or after the date of this Agreement.

1.2 "Concurrent Users" means the total number of log-ons into the Software at any one time.

1.3 "Documentation" means all on-line help files or written instruction manuals regarding the Use of the Software.

1.4 "Heavy Users" means the total number of users who have full use of the Software including but not limited to the ability to add, change and delete data.

1.5 "Light Users" means the total number of users whose use of the Software is limited to inquiry and reporting capabilities.

1.6 "Named Users" means the total number of individuals permitted to access and Use the Software.

1.7 "Software" means the computer program(s) specified in Schedule A as supplied by Baan and excludes Third Party Software.

1.8 "Third Party software" means the computer program(s) (if any), listed in Schedule A, to which the terms and conditions of the applicable Third Party Software Exhibit and/or Third Party Software License Agreement, attached hereto, shall apply.

1.9 "Use" means the loading, utilization, storage or display of the Software by the number of authorized users set forth in Schedule A to process Customer's information and serve Customer's internal business purposes only.

2    Grant of License

2.1 For so long as this Agreement is in force, Baan grants to Customer a perpetual, non-exclusive and non-transferable license to (a) Use the Software, (b) use the Documentation in connection with Use of the Software,
     (c) modify the Software pursuant to the authorized use of software tools provided by Baan and (d) copy the Software for backup or archival purposes provided that all titles, trademark symbols, copyright symbols and legends, and other proprietary markings are reproduced. Except as explicitly expressed in this Section 2.1, nothing contained in this Agreement transfers to Customer any license or right in any intellectual property.

2.2 Baan shall deliver to Customer, as soon as practicable, one machine-readable copy of the Software, along with one machine-readable copy of the Documentation. Customer may reproduce the Documentation by printing the online files for its own internal use provided that all titles, trademark symbols, copyright symbols and legends, and other proprietary markings are reproduced.

2.3 Customer agrees to give Baan access and assistance as may be necessary for Baan to audit Customer operations whereever situated to confirm the number of Concurrent Users, Heavy Users, Light Users and Name Users.

3    License Restrictions

     Customer agrees that it will not itself, or through any parent, subsidiary, affiliate, agent or other third party:

a) sell, lease, license, sublicense, encumber or otherwise deal with any portion of the Software or Documentation:

b) decomplite, disassemble, or reverse engineer any portion of the Software, unless and to the extent required under applicable national law;

c) other than as provided in Section 2.1 (c), write or develop any derivative software or any other software program based on the Confidential Information provided by Baan;

d) use the Software to provide processing services to third parties, commercial timesharing, rental or sharing arrangements, or on a "service bureau" basis;

e) provide, disclose, divulge or make available to, or permit use of the Software by persons other than Customer's employees without Baan's prior written consent, provided however that Customer may allow its customers, dealers, distributors and Baan authorized parties to Use the Software solely for the purpose of conducting business with Customer within the scope of their customer relationship, dealership or distributorship with Customer or for the purpose of implementing the Software in accordance with this Agreement; or

f)   exceed the number of users specified for each type of user in Schedule A.

4    License Fee

4.1 In consideration of the rights granted herein, Customer shall pay Baan the non-refundable, non-cancelable license fee specified in Schedule A on the Effective Date. Baan's pricing reflects the allocation of risks and limitation of liability.

4.2 Customer shall reimburse Baan for all sales, use or other taxes, fees or duties not based on income, arising out of this Agreement.

5    Support

     Upon payment to Baan of the appropriate fee, Customer shall be entitled to receive support in accordance with Baan's then current support policy. Baan's current support policy appears in Schedule B.

6    Warranty and Limitation of Liability

6.1 Baan warrants to the Customer that the Software: (a) will perform in substantial accordance with the Documentation for a period of one (1) year from the Effective Date; and (b) will recognize and process all accurately inputted four-digit annual date values, including without limitation the Year 2000, and will recognize the Year 2000 as a leap year. If the Software does not perform as warranted, Baan shall undertake to correct the Software, or if correction of the Software is reasonably not possible, replace such Software free of charge with conforming software. If neither of the foregoing is commercially practicable, Baan shall terminate this Agreement with respect to the non-conforming software program and refund the monies provided by Baan. Customer shall furnish Baan with a certificate signed by an executive officer of Customer verifying that the same has been done.

10.  Non-assignment/Binding Agreement

     Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Customer, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Baan, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

11.  Notices

     Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by registered mail return receipt requested, (c) sent by overnight air courier, or (d) by facsimile, in each case forwarded to the appropriate address set forth herein. Either party may change its address for notice by written notice to the other party. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after posting or one (1) day after (i) delivery to an overnight air courier service or (ii) the moment of transmission by facsimile.

12   Miscellaneous

12.1 Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions, but the inability to meet financial obligations is expressly excluded.

12.2 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed or be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to make subsequent action.

12.3 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions, and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

12.4 Entire Agreement. This Agreement (including the Schedules and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter, except as provided in Section 1.1 with respect to the definition of "Confidential Information".

12.5 Standard terms of Customer. No terms, provisions, or conditions of any purchase order, acknowledgement or other business from that Customer may use in connection with the acquisition or licensing of the Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Baan to object to such terms, provisions or conditions.

12.6 Public Announcements. Customer agrees that Baan may use its name in press releases, product brochures and financial reports indicating that Customer is a customer of Baan.

12.7 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

12.8 Applicable Law. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of any federal or state court or courts sitting in San Jose, California which courts are empowered to try the dispute, and the parties hereby agree to submit to the personal and exclusive jurisdiction and venue of these courts.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                                   BAAN U.S.A. INC.
----------------------------                       --------------------------

By: /s/ Roni Or                                    By:
   -------------------------                          -----------------------

     RONI OR
----------------------------                       --------------------------
Print Name                                         Print Name


----------------------------                       --------------------------
Address                                            Address

-----------------------------------------------------------------------------

                                   SCHEDULE A

                   [PLEASE ATTACH PRINTOUT FROM CONFIGURATOR]






--------------------------------------------------------------------------------

                                   SCHEDULE B

                        BAANS' TECHNICAL SUPPORT POLICY

Schedule B details Baan's current technical support policy regarding the Software. Customer shall access Baan's Global Support Web-site for updates to Baan's technical Support policies.

Third Party Software is specifically excluded from the terms set forth in this Schedule (with exception of the software interfaces and port-sets developed by Baan that enable the link between the Software and the Third Party Software). Baan encourages Customer to contract the appropriate support services for the licensed Third Party Software with the applicable Third Party Software vendor.

1     Definitions

      Terms used herein with the initial letter capitalized which are not otherwise defined herein, shall have the meaning given to the said terms in Section 1 of the Agreement.

1.1 "Baan's Global Support Web-site" means the World Wide Web site found at http://www.support.baan.com.

1.2 "Current Program" means the Major Releases, Minor Releases and Maintenance Releases of the Software supported by Baan in accordance with
      Section 2.2 below.

1.3 "Expired Program Support" means the provision of support for Expired Programs on Baan's Global Support Web-site in accordance with Section 2.3 below.

1.4   "Expired Program" means Software that is not a Current Program.

1.5 "Knowledge Related Call" means a Support Call which a) relates to the Use or implementation of the Software; b) is a request for clarification or guidance concerning either the Software or the Documentation; where such request could have been answered by a trained Customer staff.

1.6   "Maintenance Release" means a set of the Software containing bug-fixes.

1.7 "Major Release" means a set of the Software in which new software functionality and major software restructuring has been included.

1.8 "Minor Release" means a set of the Software in which new Software functionality and bug-fixes have been included.

1.9 "Quality Related Call" means a Support Call related to a perceived or identified error in the Software attributable to Baan and not previously identified or described on Baan's Global Support Web-site. Errors attributable to Baan shall be those that are reproducible on an unmodified Major Release of the Software.

1.10 "Response Time" means the elapsed time between the receipt of a Support Call and the target time within which Baan begins Support as verified by a verbal or written confirmation to the Customer.

1.11 "Service Hours" means Baan's usual office hours (from 8:30 a.m. to 5:00 p.m. - unless otherwise stated in Schedule B1) from Monday through Friday, Customer's local time, excluding holidays as observed by Baan.

1.12 "Support" means (a) the provision, when and if available, during Service Hours of Maintenance Releases, Minor Releases and Major Releases and the on-line Documentation related to the licensed Software, and b) assistance by telephone or internet or otherwise with respect to the Software, including (i) clarification of functions and features of the Software;
      (ii) clarification of the Documentation; (iii) guidance in the operation of the Software; and (iv) error verification, analysis and correction by telephone and/or internet.

1.13 "Support Call" means Support Call Category 10, 20, 30 or 40 jointly or separately.

1.14 "Support Call Category 10" means that Customer's live system is at a halt and unable to process data through the Software as a result of a catastrophic event in the system database or Software, or a major application failure in a critical processing period.

1.15 "Support Call Category 20" means a problem in the Software which causes serious disruption of a major business function and which cannot be (temporarily) solved by a workaround.

1.16 "Support Call Category 30" means any of the following: i) a non-critical problem in the Software where the Customer is able to continue to run the system and/or application or a workaround is available; ii) a reported problem in the Software that does not qualify as a priority 10 or 20.

1.17 "Support Call Category 40" means all questions and requests for information on the Use or implementation of Software.

1.18 "Support Term" means a twelve (12) month period contracted by Customer for the delivery of Support.

2     Support Services

      For so long as Customer is current in the payment of the appropriate Support fees, Customer will be entitled to Support as specified in this Section.

2.1 Term and Termination. Baan's provision of Support to Customer will commence on the Effective Date and will continue for the initial Support Term. Support will automatically renew at the end of the initial Support Term and any subsequent Support Term unless Customer has provided Baan with a written termination notice of its intention not to renew Support at least thirty (30) days prior to the expiration of the then current Support Term. Termination of Support or failure to renew will not affect the license of the Software. If Customer allows Support to lapse, and does not receive Support for a period of time, Baan may thereafter renew Support. In the event of renewal, Customer shall pay the then current Support fee plus an amount equal to the half of the aggregate Support fees that would have been payable during the period of lapse.

2.2 Support for Current Programs. Support for Current Programs is available according to the following schedule: (a) a Major Release will be supported for three (3) years after the commercial release of the next Major Release, provided always that Customer makes use of the last Minor Release and Maintenance Release of the first mentioned Major Release; (b) a Minor Release will be supported for one year after the commercial release of the next Minor Release, provided always that Customer makes use of the last Maintenance Release of the related Minor Release; and (c) an Maintenance Release will be supported for six

        (6) months after the commercial release of the next Maintenance Release.

2.3 Expired Program Support. Baan shall provide Expired Program Support for the Expired Programs according to the following terms:

2.3.1 Customer may receive error verification, analysis and correction by telephone and/or Internet for Expired Programs for Support Calls Categories 10 and 20 only. Such services shall be provided by Baan if Customer is using the Software on a software/hardware/database platform supported by Baan at the time Customer licensed the Software, or otherwise approved by Baan. Expired Program Support shall not include services related to incidents caused by system configuration changes, hardware or system software upgrades or backporting of functionality in either standard or modified software code, which services may be contracted by Customer and Baan under a separate agreement. Expired Programs will not be updated.

2.3.2 The Support fee payable by Customer for Expired Program Support shall be determined per Minor release, based on support costs as influenced by number of customers with expired programs being supported under this program. All annual rates will be published in advance on the Baan Global Support Website.

2.4 Response Times. Support for Current Programs is available during Service Hours with the following Response Times: (i) Support Call Category 10: one (1) hour, (ii) Support Call Category 20: two (2) hours; (iii) Support Call Category 30: four (4) hours; and (iv) Support Call Category 40: eight (8) hours.

2.5 On-site Support. Support may be provided at the Customer site in accordance with Schedule B.3.

2.6 Causes which are not attributable to Baan. The Support fee does not include services requested as a result of, or with respect to causes, which are not attributable to Baan. These services will be billed to Customer at Baan's then-current rates. Causes which are not attributable to Baan include but are not limited to:

(a) accident; unusual physical, electrical or electromagnetic stress; neglect; misuse; failure or fluctuation of electric power, air conditioning or humidity control; failure of rotation media not furnished by Baan; excessive heating; fire and smoke damage; operation of the Software with other media and hardware, software or telecommunication interfaces not meeting or not maintained in accordance with the manufacturer's specifications; or causes other than ordinary use;

(b) improper installation by Customer or use of the Software that deviates from any operating procedures established by Baan in the applicable documentation;

(c) modification, customization, alteration or addition or attempted modification, customization, alteration or addition of the Software undertaken by any party;

(d)     software programs made by Customer or other parties.

2.7 Responsibilities of Customer. Baan's provision of Support to Customer is subject to the following:

(a) Customer shall provide Baan with necessary access to Customer's personnel and its equipment during Service Hours. This access includes the ability to dial-in to the equipment on which the Software is operating and may also include the ability to obtain the same access to the equipment as those of Customer's employees having the highest privilege or clearance level. Baan shall at all times be bound by the Confidentiality provisions of the Agreement, and will only disclose information within Baan to those individuals who need to know in order to assist in solving Customer's problem. Baan will inform via the Baan Global Support Web-site about the specifications of the modern equipment and associated software needed, and Customer will be responsible for the costs and use of said equipment.

(b) Customer shall provide supervision, control and management of the Use of the Software. In addition, Customer shall implement procedures for the protection of information and the implementation of backup facilities in the event of errors or malfunction of the Software or equipment;

(c) Customer shall document and promptly report all detected errors or malfunctions of the Software to Baan. Customer shall take all steps necessary to carry our procedures for the rectification of errors or malfunctions within a reasonable time after such procedures have been received from Baan;

(d)     Customer shall maintain a current backup copy of all programs and data;

(e) Customer shall promptly train its personnel in the Use and application of the Software; and

(f) Customer shall obtain access, to the World Wide Web at its expense, in order to access Baan's Global Support Web-site.

2.8 Support Fee. The Support fee for the initial Support Term is indicated in Schedule A. The Support fee for the first Support Term is due and payable in full in advance within thirty (30) days after the Effective Date. For any subsequent Support Term, the Support fee will be due and payable thirty (30) days before the commencement of such subsequent Support Term. Any amounts not paid within thirty (30) days will be subject to interest of one percent (1%) per month, which interest will be immediately due and payable.

2.9 Modified Support Fee. Baan may modify the Support fee for any Support Term. However, for a period of four (4) years from the Effective Date the Support fee for Current Programs for each subsequent Support Term shall not be more than five percent (5%) plus the Consumer Price Index for the applicable time period. In the event of a modification of the Support fee, Customer may discontinue Support.

2.10 Incentive Program. Where a Customer has become more competent in using the Software and in providing internal support to its organization, the Support fee payable by Customer for a subsequent Support Term shall be discounted by twenty five percent (25%) provided that all of the following conditions are satisfied:

(a) the total number of Knowledge Related Support Calls made by Customer during the immediately preceding Support Term is no more than twenty percent (20%) with respect of the total of Quality Related Support Calls received during such Support Term. For the purposes of this Section, Baan's determination of whether a Support Call relates to knowledge or quality is final and conclusive and may not be challenged in any way by Customer other than during the first thirty (30) days after Baan updates Customer with the nature of the Support Calls received from Customer.

(b)     Customer has paid the standard support fee;

(c)     Customer has one hundred (100) or more user licenses of the Software;

(d)     Baan's Support Center receives all of Customer's Support Calls directly;

(e) Customer notifies Baan either within seven (7) days of the commencement of the initial Support Term or within thirty (30) days of prior to the commencement of any subsequent Support Term, as the case may be, that Customer intends to avail itself of the provisions of this Section; and Customer is using Current Programs.

                                  SCHEDULE B-2

                           CRITICAL INCIDENT SUPPORT

1. "Critical Incident Support" means the provision of support, Monday through Saturday (Customers' local time), twenty-four (24) hours a day, in the English language only for Support Calls Category 10 and 20 for the countries specified in this Schedule.

2. The support fee for Critical Incident Support is published on the Baan Global Support Web-site.

3. Customers provide Baan with necessary access to Customer's personnel and its equipment after Service Hours for the purpose of providing Critical Incident Support.

4. Critical Incident Support: at the Effective Date, Critical Incident Support is being provided for the following countries: Austria, Belgium, Canada, Denmark, France, Finland, Germany, Great Britain, Italy(*), Hong Kong, Malaysia, Norway, Portugal(*), Singapore, South Africa(*), Spain (*), Switzerland, Sweden, The Netherlands and United States of America. Please refer to the Baan's Global Support Web-site for updates regarding the addition of new countries to this list.

          (*) Critical Incident Support is not available to address issues regarding the localization and/or translation of the Software for the applicable country. Assistance with calls regarding the localization or translation of the Software is only available during Service Hours.

                                   EXHIBIT E


                             TRANSLATION AND PORTS


1.   LANGUAGES AVAILABLE

     (a)  Spanish -- June 30, 1999
     (b)  Italian -- June 30, 1999
     (c)  French -- April 30, 1999
     (d)  Portuguese -- June 30, 1999
     (e)  Dutch -- April 30, 1999
     (f)  Japanese --August 31, 1999
     (g)  German -- April 30, 1999
     (h)  English/US -- currently available
     (i)  English/UK -- June 30, 1999

     Vendor translations in the above languages will include dynamic localization of the Backweb Sales Accelerator, Tray icon menu, and associated Documentation for such products. Baan agrees to translate installers and the help screens that are written by Baan. Both parties agree that Infocenter will not be translated but will be removed from the menu and the Server Console will not be translated.


2.   PLATFORMS, DATABASES AND OPERATING SYSTEMS AVAILABLE

     (a)  SQL Server 6.5 and 7.0 (Q199)
     (b)  Oracle 7.3 and 8.0